Exhibit 2.3

SERIES DESIGNATION

In accordance with the Limited Liability Company Agreement of Whimsy Properties LLC (the “Company”) dated February 15, 2024 (the “Agreement”) and upon the execution of this designation by the Company and Whimsy LLC in its capacity as Managing Member of the Company and Initial Member of Whimsy Properties LLC - Series #1 (“Series #1”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Whimsy Properties LLC - Series #1

Effective date of establishment	July 31, 2024

Managing Member	Whimsy LLC was appointed as the Managing Member of Series #1 with effect from the date of the Agreement and shall continue to act as the Managing Member of Series #1 until dissolution of Series #1 pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Whimsy LLC

Series Asset	The Series Assets of Series #1 shall comprise Villa #1 built on the property located at 15290 Block 7, San Pedro West Caye, 3 miles northwest of San Pedro Town, Ambergris Caye, Belize District, Belize which will be built by Series #1 upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series #1 from time to time, as determined by the Managing Member in its sole discretion

Asset Management Fee	As stated in Section 6.3

Property Manager	To be determined

Property Management Fee	As stated in Section 1.1

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.4(a)(i), the maximum number of Series #1 Interests the Company can issue is 6,000.

Number of Series #1 Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 1% and may purchase a maximum of 51% of Series #1 Interests through the Offering

Broker	Dalmore Group, LLC

Brokerage Fee	Up to 1.00% of the purchase price of the Interests from Series #1 sold at the Initial Offering of the Series #1 Interests (excluding the Series #1 Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of Series #1 Interests

Voting

Subject to Section 3.5, the Series #1 Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series #1 Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Series #1 Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the Series #1 Interests;

(b) mergers, consolidations or conversions of Series #1 or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series #1 Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #1 Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series #1 Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $60,000, which may be waived by the Managing Member in its sole discretion

Other rights	Holders of Series #1 Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series #1 Interests

Officers	There shall initially be no specific officers associated with Series #1, although, the Managing Member may appoint Officers of Series #1 from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	One (1) Interest per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII

IN WITNESS WHEREOF, this Designation has been executed as of the date first written above.

MANAGING MEMBER

WHIMSY LLC

By:	/s/ Edwin Carrasquillo
Edwin Carrasquillo
Manager

COMPANY

WHIMSY PROPERTIES LLC

By: Whimsy LLC, its Managing Member

By:	/s/ Edwin Carrasquillo
Edwin Carrasquillo
Manager